FOR IMMEDIATE RELEASE
Citigroup Inc. (NYSE: C)
January 8, 2007

Citigroup to Reposition Japan Consumer Finance Business,
Increase Reserves and Take Repositioning Charge

NEW YORK - Citigroup announced today that it will reposition its consumer finance business in Japan, recognizing recent changes in the operating environment and the passage on December 13, 2006, of changes to consumer lending laws in Japan. In the fourth quarter of 2006, Citigroup will increase reserves by $375 million after-tax, reflecting current estimates of losses from increased customer settlements in the business.

The company will also take an approximately $40 million after-tax repositioning charge in the fourth quarter of 2006. The repositioning charge will include expenses related to the closing of approximately 270 branches and 100 automated loan machines.

Including the increase in reserves and the fourth quarter repositioning charge, the Japan consumer finance segment is expected to report a net loss of approximately $370 million, or seven cents per share, for the fourth quarter of 2006. Based on current assumptions, the business is expected to approximately break-even in 2007 and return to profitability thereafter.

Legislative proposals and judicial developments have affected the consumer lending industry in Japan since early 2005, culminating in the recent changes in laws that will lower the interest rate permissible on new consumer finance loans by 2010. These events have significantly affected the operating environment for the entire consumer finance industry in Japan. Citigroup had previously indicated that it was assessing the impact of these developments, including the likelihood of an increase in reserves and a charge to reposition the business.

The repositioning is consistent with the company’s efforts over the past three years to establish a lower-cost platform for the business and enables it to compete effectively in the new rate environment in Japan.

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Citigroup, the leading global financial services company, has some 200 million customer accounts and does business in more than 100 countries, providing consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, securities brokerage, and wealth management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney and Banamex. Additional information may be found at www.citigroup.com

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citigroup’s filings with the Securities and Exchange Commission.

Citigroup Contacts:

Media:
In New York
Michael Hanretta	212-559-9466
Shannon Bell	212-793-6206

In Japan
Toru Ichikawa / Atsuko Yoshitsugu	81-3-5462-6703

Investors:
Arthur Tildesley	212-559-2718

Fixed Income:
Maurice Raichelson	212-559-5091